Exhibit 23.2

May 16, 2006

CVS Corporation

Woonsocket, Rhode Island

Re: Registration Statement No. 333-XXXXX

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 8, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
KPMG LLP
Providence, Rhode Island